 EXHIBIT 10.1

ASSISTED LIVING CONCEPTS, INC.

2012 CASH INCENTIVE COMPENSATION AWARD AGREMENT

THIS CASH INCENTIVE COMPENSATION AWARD AGREEMENT (the “Award Agreement”) is entered into as of March 15, 2012, between Assisted Living Concepts, Inc. (“ALC”) and [EMPLOYEE NAME] (“Employee”).  In consideration of the mutual promises and covenants made in this Agreement and the mutual benefits to be derived from this Agreement, ALC and Employee agree as follows.

This Award Agreement sets forth the terms and conditions of a cash incentive award of performance compensation (the “Award”) that is granted to you under the 2006 Omnibus Incentive Compensation Plan (the “Plan”) and is a Performance Compensation Award.  This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, cash compensation as set forth in Section 3 below.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10.  BY SIGNING YOUR NAME BELOW, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

1.            The Plan.  This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement.  In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern.  In the event of any conflict between the terms of this Award Agreement and the terms of any individual employment agreement between you and ALC or any of its Affiliates (an “Employment Agreement”), the terms of your Employment Agreement will govern.

2.             Definitions.  Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.  As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Committee” means the Compensation/Nominating/Governance Committee of the Board of Directors of ALC (the “Board”) or such other committee of the Board as may be designated by the Board from time to time to administer the Plan.

“Determination Date” means the date during the first quarter of 2012, as determined by the Committee, on which the Committee determines whether Performance Goals with respect to the Performance Period have been achieved.

“Payment Date” means the date following the Determination Date established by the Committee pursuant to Section 3(b) for the payment of any Award under this Award Agreement.

“Performance Goals” means the performance goals set forth on Exhibit A to this Award Agreement.

“Performance Period” means the period from January 1, 2012 through December 31, 2012.

3.             (a)           Performance-Based Right to Payment.  The amount of cash compensation that may become payable pursuant to the Award shall be determined based on the achievement of the Performance Goals.  On the Determination Date, the Committee in its sole discretion shall determine whether the Performance Goals have been achieved with respect to all or a portion of your Award under this Award Agreement.  Except as otherwise provided in your Employment Agreement, the payment of cash compensation with respect to your Award is contingent on the attainment of the Performance Goals.  Accordingly, unless otherwise provided in your Employment Agreement, you will not become entitled to payment with respect to the Award subject to this Award Agreement on the Determination Date unless the Committee determines that the Performance Goals with respect to the Determination Date have been attained.  Upon such determination by the Committee and subject to the provisions of the Plan and this Award Agreement, you shall have the right to payment of the cash compensation as set forth on Exhibit A.  Pursuant to Section 4 and except as may be otherwise provided in your Employment Agreement, in order to be entitled to payment with respect to any Award, you must be employed by ALC or an Affiliate on the Payment Date.

(b)           Payment of Award.  Payments made pursuant to this Award Agreement shall be payable in cash on the Payment Date which shall be as soon as administratively practicable following the Determination Date.  The Committee and ALC shall use commercially reasonable efforts to make such payments by March 15, 2013.

4.             Forfeiture of Award.  Unless the Committee determines otherwise, and except as may be otherwise provided in your Employment Agreement, if your rights with respect to any Award awarded to you pursuant to this Award Agreement have not become payable prior to the date on which your employment with ALC and its Affiliates terminates, your rights with respect to such Award shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.  If pursuant to Section 3 the Committee determines in its sole discretion that the Performance Goals with respect to the Determination Date have not been attained, your rights with respect to such Award shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.

5.             Recovery of Award Following Restatement.  If ALC’s financial statements are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, in all appropriate cases, Employee shall on demand from ALC repay all excess incentive cash compensation paid under this Award Agreement.  For purposes of this Award Agreement, excess incentive cash compensation means the positive difference, if any, between (i) the Award made to Employee and (ii) the Award that would have been made to Employee had the Award been calculated based on ALC’s financial statements as restated.  ALC will not be required to award Employee an additional Award should the restated financial statements result in a higher calculated Award.  The repayment of excess incentive cash compensation is in addition to and separate from any other relief available to ALC due to the Employee’s error or misconduct.

6.             Non-Transferability of Award.  Unless otherwise provided by the Committee in its discretion, the Award may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan.  Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a Performance Award in violation of the provisions of this Section 5 and Section 9(a) of the Plan shall be void.

7.             Withholding.  The payment of cash compensation pursuant to Section 3(b) is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan.

8.             Successors and Assigns of ALC.  The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of ALC and its successors and assigns.

9.             Committee Discretion.  Subject to your Employment Agreement, the Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

10.           Dispute Resolution.

(a) Jurisdiction and Venue.  Notwithstanding any provision in your Employment Agreement, you and ALC irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Eastern District of Wisconsin and (ii) the courts of the State of Wisconsin for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan.  You and ALC agree to commence any such action, suit or proceeding either in the United States District Court for the Eastern District of Wisconsin or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Wisconsin.  You and ALC further agree that service of any process, summons, notice or document by U.S. registered mail to the other party's address set forth below shall be effective service of process for any action, suit or proceeding in Wisconsin with respect to any matters to which you have submitted to jurisdiction in this Section 9(a).  You and ALC irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Eastern District of Wisconsin or (B) the courts of the State of Wisconsin, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           Waiver of Jury Trial.  You and ALC hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c)           Confidentiality.  You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 9, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel or other advisors (provided that such counsel or other advisors agree not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

11.           Notice.  All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to ALC:	Assiste Living Concepts, Inc.

W140 N8981 Lilly Road

Menomonee Falls, WI 53051

Attn: Corporate Secretary

If to you:	Address contained in payroll records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

12.           Headings.  Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

13.           Amendment of this Award Agreement.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent.

14.           Counterparts.  This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

ASSISTED LIVING CONCEPTS, INC.	EMPLOYEE

By:
Title:	[EMPLOYEE NAME]